Exhibit 10.1

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE
24b-2 OF THE SECURITIES
EXCHANGE ACT OF 1934

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

Amendment No. 4 to Hologram Agreement

This Amendment No. 4 to the Hologram Agreement dated as of February 28, 2003 (as amended pursuant to Amendment No. 1 dated as of September 29, 2003), Amendment No. 2 dated as of March 25, 2005 and Amendment No. 3 dated as of August 24, 2005) (the “Agreement”) by and between MasterCard International Incorporated, a Delaware corporation with offices at 2000 Purchase Street, Purchase, New York 10577-2509 (“MasterCard”), and American Bank Note Holographics, Inc., a Delaware corporation with offices at 2 Applegate Drive, Robbinsville, NJ 08691 (“ABNH”), is made as of December 4, 2007.

The parties to the Agreement, in consideration of the mutual promises, covenants, and conditions set forth herein, agree as follows:

1.0	The Agreement is hereby amended by adding a new section 23.0 as follows:

23.0	ABNH Sponsorship of MasterCard Security Conferences

MasterCard and ABNH hereby agree that ABNH shall be a Preferred Partner Sponsor of MasterCard Security and Risk Conferences worldwide (the “Conferences”) from the date of execution of this Agreement through December 31, 2012. ABNH shall be provided with prominent exhibit space at the Conferences to display ABNH promotional materials, and to offer ABNH products to MasterCard partners including banks and card manufacturers attending the Conferences. MasterCard shall recognize ABNH as a Preferred Partner Sponsor at the Conferences, and on related marketing materials. Further, ABNH shall have the right to promote its sponsorship of the Conferences on its own website and in collateral materials and in press releases, subject to prior review and approval by MasterCard. MasterCard currently holds approximately five security and risk conferences per year which are widely attended by MasterCard partners worldwide. MasterCard may change the frequency, location or content of its conferences at any time at its discretion. ABNH shall pay MasterCard a sponsorship fee of $125,000 per quarter, payable prior to the last day of each calendar quarter, with the first payment of $125,000 due prior to December 31, 2007 (for the 4th quarter of 2007), and the last required payment due on or before December 31, 2012. Should the Hologram Agreement be terminated for any reason other than a breach by MasterCard, including the exercise by MasterCard of the option described in paragraph 6.0 hereof, all sums payable hereunder shall be accelerated and immediately payable in full upon termination. ABNH shall be responsible for its own transportation and lodging expenses associated with attending MasterCard conferences, but shall not be charged any other fees by MasterCard in connection with sponsoring and attending MasterCard conferences.

2.0	The Agreement is hereby amended by adding a new section 24.0 as follows:

24.0	Approval of new hologram formulation and adhesive

MasterCard has evaluated a new hologram formulation and adhesive supplied by ABNH that is intended to have superior adhesion to PET-G and certain other substrates (the “PETG hologram”). ABNH hereby waives the minimum order requirements of Section 3.1 hereof and the parties hereby confirm that the price per hologram of the PETG hologram formulation shall be the same as the standard hologram in accordance with Section 5.0 hereof. ABNH shall produce the PETG hologram in response to orders from MasterCard under the same terms and conditions as the standard hologram. All such PETG holograms shall meet ANSI/ISO specifications and standards (as the case may be) and all other performance requirements specified in the Agreement.

3.0	The Agreement is hereby amended by adding a new section 5.4 as follows:

5.4	Volume growth incentive

MasterCard and ABNH agree that, effective January 1, 2008, and for each full calendar year of this Agreement, in the event that MasterCard orders more than [*] holograms in a calendar year, then any holograms ordered in excess of [*] in that year shall be sold at a price per hologram of $[*] ($[*] per reel). For the purposes of this Section, all holograms and HoloMag™ ordered by MasterCard shall be counted in the calculation, and the reduced price shall apply to those holograms sold in excess of [*] per calendar year. For the purposes of this calculation, any HoloMag ordered by MasterCard shall be counted at the rate of 3 holograms per linear foot (i.e., a 4,000 foot reel of HoloMag shall be counted as 12,000 holograms). For the avoidance of doubt, all holograms ordered by MasterCard up to [*] holograms in a calendar year shall continue to be sold at the price of $[*] per hologram ($[*] per reel) in accordance with Section 5.1.

*	Confidential

4.0	The Agreement is hereby further amended as follows:

HoloMag Generation 1 – Amendment No. 3 to the Agreement provides for the supply of HoloMag by ABNH to MasterCard. MasterCard decided to discontinue the use of HoloMag due to the impact of electro-static discharge (“ESD”) on certain payment terminals. Each party has incurred direct and indirect costs associated with the launch of HoloMag, the ESD issue and the termination of the HoloMag program, including without limitation, the items described in MasterCard’s letter to ABNH dated October 19, 2007. Except for the obligations specifically set forth in this Amendment, ABNH and MasterCard, for themselves and their respective agents, employees, parent companies, subsidiaries, officers, directors, attorneys, insurers, representatives, partners (either limited or general), predecessors in interest, assigns, and successors do hereby forever release, acquit, and fully discharge each other and each of their respective agents, employees, parent companies, subsidiaries, officers, directors, attorneys, insurers, representatives, partners (either limited or general), predecessors in interest, assigns, and successors of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims (including, but not limited to, claims for attorneys’ fees, costs, and sanctions), damages, demands, losses, costs, or expenses of any nature, character, description, either direct or consequential, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which they may have now, may have had at any time heretofore, or may have at any time hereafter, arising from, resulting from, or related to the HoloMag product supplied under the Agreement through the date hereof (the “Released Claims”). With respect to the aforementioned releases, the Parties expressly acknowledge and agree that this Amendment fully and finally settles and forever resolves all of the Released Claims between ABNH and MasterCard, even those which are unknown, unanticipated or unsuspected, or those which may hereafter arise as the result of the Parties’ alleged wrongful conduct prior to entry into this Amendment related in any way to the Released Claims. For the avoidance of doubt, the release set forth in this paragraph does not extend to any party that is not referred to herein or that either Party has no authority to bind.

HoloMag Generation 2 – ABNH has supplied MasterCard with samples of its Generation 2 HoloMag product which MasterCard has tested. MasterCard’s testing has confirmed that ABNH’s Generation 2 HoloMag effectively eliminates ESD, and preserves the security and design attributes of the HoloMag product. MasterCard is considering Generation 2 HoloMag for future deployment on MasterCard branded cards. In the event MasterCard deploys Generation 2 HoloMag, the pricing shall be $[*]/reel for 2-track tape and $[*]/reel for 3-track

*	Confidential

tape, FOB ABNH, for any standard order of HiCo or LoCo tape for PVC cards placed by MasterCard regardless of the size of the order. A standard reel is 4000 feet long. ABNH may supply HoloMag reels in different sizes which will be priced pro rata on a per foot basis with the aforementioned prices.

5.0	ABNH represents to MasterCard that, with the exception of the Released Claims, ABNH is not currently aware of facts to suggest that MasterCard is not in compliance with all of its obligations owed to ABNH under the Agreement, including but not limited to, payment obligations. MasterCard represents to ABNH that, with the exception of the Released Claims, MasterCard is not currently aware of facts to suggest ABNH is not in compliance with all of its obligations owed to MasterCard under the Agreement, including but not limited to the obligation that holograms currently being sold by ABNH to MasterCard conform to MasterCard specifications, as set forth on Exhibit A of the Agreement.

6.0	It is hereby understood and agreed that if, at any time, the majority of the shares of ABNH or substantially all of its assets should be sold, transferred or otherwise conveyed to a direct competitor (or any affiliate thereof) of MasterCard in any aspect of the payment card processing industry, MasterCard may, at its option, terminate this Agreement on six (6) months written notice. Termination pursuant to this paragraph shall not relieve ABNH or its successor in interest of the obligation to make all payments specified in paragraph 23 (as provided herein), which shall become immediately payable in full upon MasterCard’s exercise of its option to terminate.

7.0	The parties agree that except as set forth herein, the Agreement shall remain unchanged and in full force and effect. In the event that either party merges with or into another entity, the rights and obligations of each party under the Agreement shall continue and inure to the benefit of the surviving entity.

8.0	This Amendment shall in all respects be governed, interpreted and enforced in accordance with the internal laws of the State of New York without reference to principles and conflicts of law, whose courts sitting in New York County or Westchester County shall have sole jurisdiction in all claims.

IN WITNESS WHEROF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MASTERCARD INTERNATIONAL INCORPORATED		AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:	/s/ Joshua Peirez	By:	/s/ Kenneth Traub
Name:	Joshua Peirez	Name:	Kenneth Traub
Title:		Title:	President and CEO

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